Exhibit 10.4

EXECUTION COPY

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is made as of November 7, 2008, between WARNER CHILCOTT (US), LLC (formerly named Warner Chilcott (US), Inc., the “Company”), and Paul Herendeen (“Executive”).

RECITALS

WHEREAS, Executive and the Company are currently parties to that certain Employment Agreement between Executive and the Company, dated as of April 1, 2005 (the “Prior Agreement”); and

WHEREAS, Executive and the Company now desire to enter into this Agreement, which Agreement will amend, restate and supersede the Prior Agreement, and will set forth the terms and conditions upon which Executive will serve as the Executive Vice President and Chief Financial Officer of the Company’s ultimate parent company, Warner Chilcott Limited, an exempted Bermuda limited company (“Warner Chilcott”).

NOW THEREFORE in consideration of the promises and mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Employment.

(a) Executive shall be employed by the Company and will have the title of Executive Vice President-Chief Financial Officer and Executive Vice President of the Company and Warner Chilcott. Executive shall have authority, duties and responsibilities as are commensurate with Executive’s position. Executive agrees to render full time services under this Agreement in performing such duties and responsibilities.

(b) Executive shall perform substantially all of his duties under this Agreement at the Company’s Rockaway, New Jersey office provided, however, that the Executive may be required to perform incidental services outside the United States from time to time. Executive may from time to time be required to perform duties commensurate with Executive’s position on behalf of any of Warner Chilcott or any of its direct or indirect subsidiaries (collectively, the “Group Companies”) in addition to the duties described in Section 1(a), and Executive may be appointed an officer or officers of one or more Group

Companies in addition to his titles described in Section 1(a). Such duties shall be performed, and appointments accepted, by Executive without additional compensation or remuneration.

(c) Executive accepts such employment and agrees to render the services described above to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner. It shall not be a violation of this Agreement for Executive to serve on civic or charitable boards or committees so long as such activities do not significantly interfere with Executive’s commitment to work in accordance with this Agreement. With the prior written consent of Warner Chilcott’s Board of Directors (the “Board”), which consent shall not be unreasonably refused or delayed, and so long as such activities do not significantly interfere with Executive’s commitment to work in accordance with this Agreement, Executive may serve on corporate boards or committees.

2. Term of Employment. Executive’s employment by the Company shall commence on the date hereof and shall continue unless terminated as hereinafter provided (the “Employment Period”). Executive may terminate his employment during the Employment Period with twelve months written notice to the Company. If the Company gives Executive notice of termination without cause, Executive shall be entitled to the severance payments provided in Section 4(d) hereof.

3. Base Salary and Benefits.

(a) Base Salary. Commencing as of the date of the Prior Agreement, and thereafter during the Employment Period, Executive’s base salary shall be $375,000.00 per annum, (as adjusted from time to time, the “Base Salary”). The Base Salary may be adjusted from time to time as set forth in Section 3(e). The Base Salary shall be payable in regular installments in accordance with the Company’s general payroll practices and shall be subject to customary withholding.

(b) Business Expenses. The Company shall reimburse Executive for all reasonable expenses incurred by him during the Employment Period in the course of performing his duties under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses. The parties agree that such expenses shall include, by way of example and not limitation, cellular telephone service and home fax machine and telephone line.

(c) Employee Benefits. Except as specifically set forth herein, Executive shall be entitled to participate, on a basis comparable to other key executives of the Company, in any benefit plan, incentive compensation plan or program of any Group Company for which key executives of the Company are or shall become eligible, including, without limitation, pension, 401(k), life and disability insurance and share plans, subject to the approval of the Compensation Committee of the Board (or, if there is no such committee, subject to the approval of the Board), and the terms and conditions of such plans and schemes.

(d) Annual Bonus. Effective April 1, 2005, Executive shall be eligible during the Employment Period to receive an annual cash bonus (the “Cash Bonus”) in such amount, if any, as is determined in the sole discretion of the Board, in a target amount equal to 50% of his then current Base Salary (the “Target Bonus”). Such bonus shall be provided on such terms and in such amounts, if any as the Board may deem appropriate in its sole discretion.

(e) Annual Review of Base Salary and Cash Bonus. The Compensation Committee of the Board (or, if no such committee exists, the Board) shall review each year (including 2005) the Base Salary and Target Bonus in accordance with the compensation policies and practices of Warner Chilcott and/or the Company; provided, that, in no event shall Executive’s Base Salary be reduced below $375,000.00, in no event shall the Target Bonus be reduced, and in no event shall the Company, the Compensation Committee of the Board or the Board be obligated to increase the Base Salary or Target Bonus.

(f) Vacation. Executive shall be entitled to vacation time with compensation of 20 days per annum during the Employment Period. Executive shall also be entitled to all paid holidays given by the Company to its key officers.

(g) Purchase by Executive of Certain Shares. On the date hereof, Executive shall purchase: (i) 34,300.19 Class A ordinary shares, par value $.01, of Warner Chilcott (“Class A Common Shares”), (ii) 4,142.54 Class L ordinary shares, par value $.01, of Warner Chilcott and (iii) 156.998 preferred shares, par value $.01, of Warner Chilcott Holdings Company II, Limited, an exempted Bermuda limited company (“Warner II”), in each case on the terms and conditions set forth in that certain Management Securities Purchase Agreement dated as of the date hereof by and among Warner Chilcott, Warner II and Executive.

(h) Grant of Restricted Class A Shares. On the date hereof, Executive shall receive a grant pursuant to Warner Chilcott’s 2005 Equity Incentive Plan (the “Incentive Plan”) of 686,544.58 restricted Class A Common Shares (“Restricted Class A Shares”) on the terms and subject to the conditions set forth in that certain Share Award Agreement, dated as of the date hereof by and among Warner Chilcott and Executive, including that:

(i) the vesting of one-third of such Restricted Class A Shares will occur ratably over four years commencing April 1, 2005 in 25% increments, subject to 100% vesting upon the consummation of a Change of Control (which shall not include an IPO),

(ii) the vesting of one-third of such Restricted Class A Shares will be subject to the achievement of certain performance conditions over four years, and

(iii) the vesting of one-third of such Restricted Class A Shares will be subject to certain shareholders of Warner Chilcott achieving certain percentage returns of invested capital.

(h) Grant of Non-Qualified Share Options. On the date hereof, Executive shall receive pursuant to the Incentive Plan a non-qualified option award to purchase 479,430.00 Class A Common Shares at an exercise price of $22.98, the vesting of which will occur ratably over four years commencing April 1, 2005 in 25% increments, subject to 100% vesting upon the consummation of a Change of Control (which shall not include an IPO), and which will be subject to other terms and conditions, in each case as more specifically set forth in that certain Share Option Award Agreement, dated as of the date hereof.

4. Termination.

(a) If Executive shall die during the Employment Period, Executive’s employment hereunder shall terminate effective as of the date of Executive’s death, except that Executive’s surviving spouse and dependents or, if none, his estate, shall be entitled to receive an amount equal to Executive’s then current Base Salary for a period of 12 months plus all other amounts and benefits to which Executive is entitled, including without limitation, expense reimbursement amounts accrued to the effective date of termination and amounts and benefits owing under the terms of any benefit plan of any Group Company in which Executive participates, such payments to be payable during the 12 month period after Executive’s last day of active employment in equal monthly installments. In addition, Executive’s surviving spouse and dependents shall be entitled to continued participation in the Company’s health and welfare plans in which Executive was participating immediately prior to such termination, to the extent, and in the manner, provided for pursuant to such health and welfare plans, at the Company’s expense, for a period of 12 months following such termination of employment; provided, that if such benefits cannot be provided under the applicable plan, Executive’s surviving spouse or dependents shall receive the cash value thereof plus an appropriate tax gross-up in equal monthly installments during the 12 months following such termination of employment.

(b) At the sole discretion of the Board, Executive’s employment hereunder may be terminated by the Company if Executive is disabled (as defined below) and shall have been absent from his duties with the Company on a full time basis for 180 consecutive days, and, within 30 days after written notice by the Company to do so, the Executive shall not have returned to the performance of his duties hereunder on a full time basis. In the event of such termination, Executive shall be entitled to receive (so long as he executes and delivers the Company’s standard form of release within 60 days following

Executive’s termination of employment) an amount equal to the amount set forth in Section 4(d)(i) below, plus all other amounts and benefits to which Executive is entitled, including without limitation, expense reimbursement amounts accrued to the effective date of termination and amounts and benefits owing under the terms of any benefit plan of any Group Company in which Executive participates, all such payments to be payable during the 24 month period after Executive’s last day of active employment in equal monthly installments; provided that, for the avoidance of doubt, the proviso at the end of Section 4(d) shall not apply to payments pursuant to this Section 4(b). As used herein, the term “disabled” shall (i) mean that Executive is unable, as a result of a medically determinable physical or mental impairment, to perform the duties and services of his position, or (ii) have the meaning specified in any disability insurance policy maintained by the Company, whichever is more favorable to the Executive.

(c) The Company may, by notice to Executive, terminate Executive’s employment hereunder for cause. As used herein, “cause” shall mean (i) the conviction of Executive of a felony (other than violation of a motor vehicle or moving violation law) or conviction of a misdemeanor if such misdemeanor involves moral turpitude; or (ii) Executive’s voluntary engagement in conduct constituting larceny, embezzlement, conversion or any other act involving the misappropriation of any Group Company funds in the course of his employment; or (iii) Executive’s willful refusal (following written notice) to carry out specific directions of the Board, the Board of Directors of the Company or the Board of Directors of any other Group Company of which Executive is an officer, which directions shall be consistent with the provisions hereof; or (iv) Executive’s committing any act of gross negligence or intentional misconduct in the performance or non-performance of his duties hereunder; or (v) any material breach by Executive of any material provision of this Agreement (other than for reasons related only to the business performance of the Company or business results achieved by Executive). For purposes of this Section 4(c), no act or failure to act on Executive’s part shall be considered to be reason for termination for cause if done, or omitted to be done, by Executive in good faith and with the reasonable belief that the action or omission was in the best interests of the Company. Upon the termination of Executive’s employment for cause, the Company shall pay to Executive (x) his Base Salary accrued through the effective date of termination, payable at the time such payment is otherwise due and payable hereunder, and (y) all other amounts and benefits to which Executive is entitled, including, without limitation, vacation pay and expense reimbursement amounts accrued to the effective date of termination and amounts and benefits owing under the terms of any benefit plan of any Group Company in which Executive participates and Executive shall not be entitled to any severance payments.

(d) The Executive and the Company agree that the Company in its absolute discretion, may terminate Executive’s employment hereunder without cause provided, however that in such event Executive shall be entitled to receive

(so long as he executes and delivers the Company’s standard form of release within 60 days following Executive’s termination of employment): (i) an amount equal to (x) 200% of Executive’s Base Salary in effect as of the date Executive’s employment with the Company is terminated plus (y) 200% of the Cash Bonus paid (or payable in the event the full amount has not then been paid) to such Executive with respect to the calendar year immediately preceding the year in which Executive’s employment with the Company terminated, and (ii) all other amounts and benefits to which Executive is entitled, including without limitation, expense reimbursement amounts accrued to the effective date of termination and amounts and benefits owing under the terms of any benefit plan of any Group Company in which Executive participates, in each case such payments to be payable during the 24 month period after Executive’s last day of active employment in equal monthly installments, provided, however, that if such termination occurs in connection with or within two years of a Change of Control, then such amounts shall be payable as a lump sum cash payment within 10 days after Executive’s last day of active employment.

(e) Executive’s employment may be terminated by the Executive,

(i) for Good Reason. For purposes of this Agreement, “Good Reason” shall mean: (A) the assignment to Executive of duties materially inconsistent with Executive’s position (including status, offices, titles, and reporting requirements), authority, duties or responsibilities as contemplated by Section 1(a) hereof, or any other action by the Company or Warner Chilcott which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company or Warner Chilcott promptly after receipt of notice thereof given by Executive; (B) any failure by the Company to comply with any of the provisions of Section 3 hereof, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Executive; (C) the Company’s requiring Executive to be based at any office or location other than as provided in Section 1(b); (D) any purported termination by the Company of Executive’s employment otherwise than as expressly permitted by this Agreement; or (E) any failure by the Company to obtain an express assumption of this Agreement by a successor as required pursuant to Section 15 hereof. Upon any termination pursuant to this Section 4(e), Executive shall be entitled to the payments specified in Section 4(d) paid in the manner set forth therein.

(ii) by resignation or retirement. If Executive resigns or retires, this Agreement shall terminate as of the effective date of Executive’s retirement or resignation and thereupon Executive shall be entitled solely to the payments and benefits set forth in Sections 4(c) and (1).

(f) Anything in this Agreement to the contrary notwithstanding, in the event that it shall be determined that any payment or consideration received by Executive from a Group Company (or any Person whose actions result in a change in ownership or effective control or in the ownership of a substantial portion of assets of the Group Companies covered by Section 280G(b)(2) of the Internal Revenue Code of 1986 of the United States, as amended (the “Code”), or any Person affiliated with any Group Company or any such Person) in connection with a Change of Control or any other change in ownership or control or substantial portion of assets for purposes of Section 280G that occurs after an IPO (in each case whether paid or payable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 4(f)) (any such payment or consideration described in such clauses (i) or (ii), a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties are hereinafter collectively referred to as the “Excise Tax”), the Company shall pay to Executive at the time specified in Section 4(j) below an additional amount (a “Gross-Up Payment”) such that the net amount of the Gross-Up Payment retained by Executive, after deduction of all federal, state and local income tax (and any interest and penalties imposed with respect thereto), employment tax and Excise Tax on the Gross-Up Payment, shall be equal to the amount of the Excise Tax imposed on such Payment.

(g) For purposes of the foregoing Section 4(f), the proper amounts, if any, of the Excise Tax and the Gross-Up Payment shall be determined in the first instance by the Company. Such determination by the Company shall be promptly communicated in writing by the Company to Executive. Within 10 days of being provided with written notice of any such determination, Executive may provide written notice to the Compensation Committee of the Board (or, if there is no such Compensation Committee, the Board) of any disagreement, in which event the amounts, if any, of the Excise Tax and the Gross-Up Payment shall be determined by an independent accounting firm mutually selected by the Company and Executive in which event the Company shall bear the costs of retaining such independent accounting firm. The determination of the Company (or in the event of disagreement, the accounting firm selected) shall be final and nonreviewable.

(h) For purposes of determining whether any of the Payments will be subject to the Excise Tax and the amount of such Excise Tax under Section 4(f), any payments or benefits received or to be received by Executive in connection with a termination of employment shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax unless the Company or the accounting firm selected above, as applicable, determines based on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code, with substantial authority (within the meaning of Section 6662 of the Code), such other payments or benefits (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code.

(i) For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income taxes at the highest marginal rate of tax in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of tax in the state and locality of Executive’s residence on the date of termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes; provided, however, that to the extent (but only to the extent) required to comply with Regulation §409A-3(i)(l)(v) under the Code, the amount of the Gross-Up Payment shall be equal to all of the Federal, state and local taxes imposed on Executive as a result of the Excise Tax and Gross-Up Payment.

(j) The Gross-Up Payments provided for in Section 4(f) shall be made in a cash, lump-sum payment to the Executive (or appropriate taxing authority on Executive’s behalf) when due but in no event later than the end of the year following the year in which Executive remits the Excise Tax, net of any required tax withholdings, upon the later of (i) the fifth business day following the effective date of termination, or (ii) the calculation of the amount of the Gross-Up Payment under Section 4(g). Any Gross-Up Payment required hereunder that is not made in a timely manner shall bear interest at a rate equal to the prime rate quoted on the date the payment is first overdue by Citibank N.A., New York, New York plus two percent until paid.

(k) As a result of the uncertainty in the application of Section 280G of the Code at the time of a determination hereunder, it is possible that payments will be made by the Company which should not have been made under Section 4(f) (“Overpayment”) or that additional payments which are not made by the Company pursuant to Section 4(f) should have been made (“Underpayment”). In the event that there is a final determination by the Internal Revenue Service, or a final determination by a court of competent jurisdiction, that an Overpayment has been made, any such Overpayment shall be promptly reimbursed by the Executive to the Company. In the event there is a final determination by the Internal Revenue Service, a final determination by a court of competent jurisdiction or a change in the provisions of the Code or regulations pursuant to which an Underpayment arises under this Agreement, any such Underpayment shall be promptly paid by the Company to the Executive, together with interest at the applicable federal rate provided for in Section 7872(0(2) of the Code.

(l) Amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan, policy, practice or program of or in any contract or agreement with the Company or any other Group Company at or subsequent to the date of termination of Executive’s employment for any reason shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

5. Confidential Information.

(a) Executive acknowledges and agrees that the information, observations and data obtained by him concerning any Group Company while employed by the Company or any other Group Company (“Confidential Information”) are the property of Warner Chilcott and/or the relevant Group Company (as appropriate). Therefore, Executive agrees to keep secret and retain in the strictest confidence all Confidential Information, including without limitation, trade “know-how” secrets, customer lists, pricing policies, operational methods, technical processes, formulae, inventions and research projects and other business affairs of any Group Company, learned by him prior to or after the date of this Agreement, and not to disclose them to anyone outside the Group Companies, either during or after his employment with the Company, except: (i) in the course of performing his duties hereunder; (ii) with Warner Chilcott’s express written consent; (iii) to the extent that the Confidential Information becomes generally known to and available for use by the public other than as a result of Executive’s acts or omissions; or (iv) where required to be disclosed by court order, subpoena or other government process. If Executive shall be required to make disclosure pursuant to the provisions of clause (iv) of the preceding sentence, Executive promptly, but in no event more than 48 hours after learning of such subpoena, court order or other governmental process, shall notify the Company, by personal delivery or fax (pursuant to Section 10 hereof), and, at the Company’s expense, shall take all reasonably necessary steps requested by the Company to defend against the enforcement of such subpoena, court order or other governmental process and permit any Group Company to intervene and participate with counsel of its own choice in any related proceeding.

(b) Executive shall deliver to the Company at the termination of his employment, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) relating to the Confidential Information, Work Product (as defined below) or the business of the Company or any other Group Company which he may then possess or have under his control.

6. Inventions and Patents. Executive acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, patents, patent applications and all similar or related information (whether or not patentable) which relate to a Group Company’s actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive while employed by the Company or any other Group Company (“Work Product”) belong to the applicable Group Company. Executive shall promptly disclose such

Work Product to the Board and perform all actions reasonably requested by the Board (whether during or after his employment) to seek and obtain intellectual property protection on behalf of the applicable Group Company and establish and confirm the applicable Group Company’s ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

7. Indemnification. The Company will indemnify Executive and his legal representatives to the fullest extent permitted by applicable laws and the existing by-laws of the Company or any other applicable laws or the provisions of any other corporate document of the Company, and Executive shall be entitled to the protection of any insurance policies the Company may elect to obtain generally for the benefit of its directors and officers, against all costs, charges and expenses whatsoever incurred or sustained by him or his legal representatives in connection with any action, suit or proceeding to which he or his legal representatives may be made a party by reason of him being or having been a director or officer of the Company or any other Group Company or actions taken purportedly on behalf of the Company or any other Group Company. The Company shall advance to Executive the amount of his expenses incurred in connection with any proceeding relating to such service or function to the fullest extent legally permissible under applicable law. The indemnification and expense reimbursement obligations of the Company in this Section 7 will continue as to Executive after he ceases to be an officer of the Company and shall inure to the benefit of his heirs, executors and administrators. The Company shall not, without Executive’s written consent, cause or permit any amendment of the Company’s governing documents which would adversely affect Executive’s rights to indemnification and expense reimbursement thereunder.

8. Non-Compete; Non-Solicitation.

(a) Subject to Section 1(c) hereof, Executive covenants and agrees that, during the Employment Period and for the following periods after the termination of this Agreement howsoever arising, except with the prior written consent of the Board, which shall not be unreasonably refused or delayed, directly or indirectly, either alone or jointly with or on behalf of any person, firm, company or entity and whether on his own account or as principal, partner, shareholder, director, employee, consultant or in any other capacity whatsoever, Executive shall not:

(i) for the Applicable Period following termination, in the Relevant Territory (as defined in Section 8(b) below), and in competition with the Company or any of the Relevant Group Companies, engage, assist or be interested in any undertaking which provides services or products similar to those provided by the Company or any of the Relevant Group Companies;

(ii) for the Applicable Period following termination, in the Relevant Territory, solicit or interfere with or endeavor to entice away from the Company or any of the Relevant Group Companies any Person who is a customer or Potential Customer of the Company or any of the Relevant Group Companies;

(iii) for the Applicable Period following termination, in the Relevant Territory, be concerned with the supply of services or products to any Person which is a customer or Potential Customer of the Company or any of the Relevant Group Companies where such services or products are in competition with those services or products supplied by the Company or any of the Relevant Group Companies;

(iv) for the Applicable Period following termination, offer to employ, or engage or solicit the employment or engagement of, any Person who immediately prior to the date of termination was an employee, contractor or director of the Company or any of the Relevant Group Companies (whether or not such Person would commit any breach of their contract of employment or engagement by reason of leaving the service of such company).

(v) represent himself as being in any way connected with or interested in the business of the Company or any of the Relevant Group Companies other than, if applicable, in his capacity as a shareholder of any of Warner Chilcott or Warner II.

(b) For the purposes of this Agreement:

(i) “Applicable Period” means

(i) 24 months in the event of a termination of Executive’s employment hereunder pursuant to Section 4(b) hereof (termination as a result of disability of Executive), Section 4(d) hereof (termination by Company without cause) or 4(e)(i) hereof (termination by Executive resignation with Good Reason),

(ii) 6 months in the event of a termination of Executive’s employment hereunder pursuant to Section 4(e)(ii) hereof (Executive resignation or retirement), provided, that, such 6 month period shall be increased to 12 months if the Company elects, in its sole discretion, to pay Executive an amount equal to (x) 100% of Executive’s Base Salary in effect as of the date Executive’s employment with the Company is terminated plus (y) 100% of the Cash Bonus paid (or payable in the event the full amount has not then been paid) to such Executive with respect to the calendar year immediately preceding the year in which Executive’s employment with the Company terminated, such amount payable during the 12 month period after Executive’s last day of active employment in equal monthly installment, and

(iii) 6 months in the event of a termination of Executive’s employment hereunder pursuant to Section 4(c) hereof (termination by Company for cause);

(ii) “Person” means an individual, partnership, limited liability company, corporation, trust or any other entity;

(iii) “Potential Customer” means any Person that the Company or any of the Relevant Group Companies has actively solicited business during the 12 month period prior to Executive’s termination of employment;

(iv) a “Relevant Group Company” means the Company, Warner Chilcott and all direct and indirect subsidiaries thereof and, if applicable, their predecessors in business; and

(v) “Relevant Territory” means the area constituting the market of the Company or any of the Relevant Group Companies for products and services with which Executive shall have been concerned during the term of his employment with any Group Company.

(vi) “Sponsor” has the meaning ascribed to such terms in the Management Shareholders Agreement.

(c) Nothing contained in Section 8(a) shall prohibit Executive from holding shares or securities of a company any of whose shares or securities are quoted or traded on any recognized investment or stock exchange provided that any such holding shall not exceed three percent of the issued share capital of such company and is held passively by way of bona fide investment only.

(d) If, at the time of enforcement of this Section 8, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Executive agrees that the restrictions contained in this Section 8 are reasonable.

(e) In the event of the breach or a threatened breach by Executive of any of the provisions of this Section 8, the Company, in addition and supplementary to other rights and remedies existing in its favor, may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting of any bond).

9. Executive’s Representations. Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive do not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, and (ii) upon the execution and delivery of this Agreement by the parties, this Agreement will be the valid and binding obligation of Executive, enforceable in accordance with its terms Executive hereby acknowledges and represents that he has had the opportunity to consult with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

10. Notices. Any notice provided for in this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally (whether by overnight courier or otherwise) with receipt acknowledged or sent by registered or certified mail or equivalent, if available, postage prepaid, or by fax (which shall be confirmed by a writing sent by registered or certified mail or equivalent on the same day that such fax was sent), addressed to the parties at the following addresses or to such other address as such party shall hereafter specify by notice to the other:

Notices to Executive:	[Omitted]

Notices to the Company:	Warner Chilcott (US), LLC Rockaway 80 Corporate Center 100 Enterprise Drive Rockaway, NJ 07866 (973) 442-3200 (Phone) (973) 442-3316 (Fax) Attention: General Counsel

11. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction (except with respect to Section 8, for which Section 8(d) shall apply), such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

12. Complete Agreement. This Agreement, together with any other agreements referred to herein (other than the Prior Agreement) (and any exhibits, schedules or other documents referred to herein or therein) constitutes the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, whether in term sheets, presentations or otherwise, which may have related to the subject matter hereof in any way.

13. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

14. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

15. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, except that Executive may not assign his rights or delegate his obligations hereunder without the prior written consent of the Company; provided, that the rights set forth in Section 23 and 24 may be assigned to a Permitted Transferee (as such term is defined in the Management Shareholders Agreement) without the consent of the Company. The Company will require any successor to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

16. Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of New Jersey without giving effect to any choice of law or conflict of law rules or provisions that would cause the application of the laws of any jurisdiction other than the State of New Jersey.

17. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

18. Arbitration. Any controversy or claim arising out of or relating to this Agreement, the making, interpretation or the breach thereof, other than (a) a claim solely for injunctive relief for any alleged breach of the provisions of Sections 5, 6 and/or 8 as to which the parties shall have the right to apply for specific performance to any court having equity jurisdiction; and (b) the determination of Excise Tax and Gross-Up Payment pursuant to Section 4 hereof; shall be settled by arbitration in New York City by one arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof and any party to the arbitration may, if he elects, institute proceedings in any court having jurisdiction for the specific performance of any such award. The powers of the arbitrator shall include, but not be limited to, the awarding of injunctive relief.

19. Legal Fees and Expenses. Subject to Section 23, the Company agrees to pay, as incurred, to the full extent permitted by law, all reasonable legal fees and expenses which Executive may reasonably incur as a result of (a) review and/or any claims made regarding the Company’s determination of Excise Tax and Gross-Up Payment pursuant to Section 4 hereof, or (b) any contest brought in good faith (regardless of the outcome thereof) by the Company, Executive or others of the validity, or enforceability of, or liability under, any provision of this Agreement (including as a result of any contest by Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code.

20. No Mitigation or Set-Off. The provisions of this Agreement are not intended to, nor shall they be construed to require that Executive mitigate the amount of any payment provided for in this Agreement by seeking or accepting other employment, nor shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by Executive as a result of his employment by another employer or otherwise. The Company’s obligations to make the payments to Executive required under this Agreement, and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against Executive.

21. Tax Withholding. The parties agree to treat all amounts (excluding the shares purchased by Executive pursuant to Section 3(g) of this Agreement) paid to Executive hereunder as compensation for services. Accordingly, the Company may withhold from any amount payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

22. Code Section 409A. Executive and the Company agree that it is the intent of the parties that this Agreement not violate any applicable provision of, or result in any additional tax or penalty under, Section 409A of the Code, and that to the extent any provisions of this Agreement do not comply with Section 409A of the Code, the parties will make such changes as are mutually agreed upon in order to comply with Section 409A of the Code. Notwithstanding any other provision with respect to the timing of payments under this Agreement, if, at the time of Executive’s termination of employment, Executive is deemed to be a “specified employee” of the Company within the meaning of Section 409A(a)(2)(B)(i) of the Code, then only to the extent necessary to comply with the requirements of Section 409A of the Code, any payments to which Executive may become entitled under this Agreement which are subject to Section 409A of the Code (and not otherwise exempt from its application) that are payable (i) in a lump sum within six months following the date of termination will be withheld until the first business day after the six month anniversary of the date of termination, at which time Executive shall be paid the amount of such lump sum payments in a lump sum and (ii) in installments within six months following the date of termination will be withheld until the first business day after the six month anniversary of the date of termination, at which time Executive shall be paid the aggregate amount of such installment payments in a lump sum, and after the first business day of the seventh month following the date of termination and continuing each month thereafter, Executive shall be paid the regular payments otherwise due to Executive in accordance with the payment terms and schedule set forth herein.

23. Certain Definitions. The following terms, as used in this Agreement, have the following meanings:

“Change of Control” has the meaning ascribed to such term in the Management Shareholders Agreement.

“IPO” means the initial Public Offering registered on Form S-1 (or any successor form) under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Management Shareholders Agreement” means that certain Management Shareholders Agreement dated as of March 28, 2005 by and among Warner Chilcott, Warner II, Warner Chilcott Holdings Company III, Limited, Executive and the other parties thereto, which Executive became a party to by executing a joinder agreement as of the date hereof.

“Public Offering” means an underwritten public offering of Common Shares (as defined in the Management Shareholders Agreement) pursuant to an effective registration statement under the Securities Act of 1933, as amended, other than pursuant to a registration statement on Form S-4 or Form S-8 or any similar or successor form.

24. Fair Market Value Calculation. Notwithstanding the definition of “Fair Market Value” contained in the Management Shareholders Agreement, in the event that (x) pursuant to an application of Article 5 of the Management Shareholders Agreement the Board determines the Fair Market Value of a Termination Security (as defined in the Management Shareholders Agreement) pursuant to clause (b) of such definition of Fair Market Value (such determination, the “Board Determination”), the following provisions shall apply:

(a) if Executive disagrees with the Board Determination, Executive may, within ten days after receiving notice of the Board Determination, deliver a notice to the Board disagreeing with the Board Determination.

(b) If Executive delivers such a disagreement notice to the Board in such ten-day period, Executive and the Board shall, during the 15 days following such delivery, use their commercially reasonable efforts to negotiate an agreement as to the “Fair Market Value” of such Termination Security. If Executive does not deliver a notice to the Board in such ten-day period disagreeing with the Board Determination, the Board Determination shall be final and binding on Executive.

(c) If during the 15-day negotiation period described in Section 23(b), Executive and the Board are unable to negotiate an agreement, the Company shall promptly thereafter engage an independent appraiser or valuation firm mutually and reasonably acceptable to Executive and the Board (the “Referee”) to determine the fair market value of the Termination Security (it being understood that in making such determination, the Referee shall be functioning as an expert and not as an arbitrator and shall use the Valuation Methodology (as defined in the Management Shareholders Agreement). The Referee shall deliver to Executive and the Board as promptly as practicable (but no later than 30 days from the date of engagement of the Referee) a report setting forth its reasoned written determination as to the fair market value of the Termination Security (the “Referee Determination”). The Referee Determination shall be final and binding upon Executive and the Board. Each party shall bear its own expenses in connection with any application of this Section 23, except that the fees and expenses of the Referee (including, but not limited to, the fees and expenses of any counsel or other advisors retained by the Referee) (collectively, the “Referee Expenses”) shall be paid as follows:

(i) if the Referee Determination is equal to or between 95% and 105% of the Board Determination, each of Executive and the Company shall pay one half of the Referee Expenses,

(ii) if the Referee Determination is less than 95% of the Board Determination, Executive shall pay the Referee Expenses, and

(iii) if the Referee Determination is greater than 105% of the Board Determination, the Company shall pay the Referee Expenses.

25. No Delivery of Promissory Note. Notwithstanding Section 5.02(b) of the Management Shareholders Agreement, the Termination Price (as defined in the Management Shareholders Agreement) shall be paid to Executive in cash only and may not be paid by way of promissory note or other deferred cash payment arrangement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Warner Chilcott (US), LLC

/s/ Roger M. Boissonneault
Name:	Roger M. Boissonneault
Title:	Chief Executive Officer

EXECUTIVE

/s/ Paul Herendeen
Paul Herendeen

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